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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of April 1, 2002 by and between WESTPORT RESOURCES CORPORATION, a Nevada corporation, whose address is Suite 2300, 410 17th Street, Denver, Colorado 80202 (the "Westport"), and BARTH E. WHITHAM, whose address is 16760 Wild Plum Circle, Morrison, Colorado 80465 ("Officer").


                                    RECITALS

         WHEREAS, the Officer is a key employee of Westport and serves as Westport's President and Chief Operating Officer, and Westport and the Officer desire to set forth herein the terms and conditions of the Officer's employment and his compensation in the event of a termination of the Officer's employment in connection with a Change in Control or otherwise.

         WHEREAS, in the event of a Change in Control, the Officer may be vulnerable to dismissal without regard to quality of the Officer's service, and Westport believes that it is in the best interests of Westport to enter into this Agreement in order to ensure fair treatment of the Officer and to reduce the distractions and other adverse effects upon such the Officer's performance which are inherent in such a Change in Control.

         NOW, THEREFORE, for and in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

         1. Definitions. For purposes hereof, the following terms shall have the following meanings:

             (a) "Affiliate" shall mean, with respect to any Person (as defined herein), any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote the securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors of a corporation or other Persons performing similar functions for any other type of Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, as general partner, as trustee or otherwise.

             (b) "Bonus Amount" shall mean the average of the annual bonuses earned by the Officer for the three calendar years in which bonuses were paid preceding the year of Officer's termination, or if the Officer has been employed by the Westport for less than three calendar years prior to termination, the average for such lesser period of time (excluding years in which bonuses were not paid). The Board of Directors shall determine, taking into consideration Westport performance, target bonus amounts and other factors, the Bonus Amount of the Officer if the Officer has not been employed by the Westport for a period of time during which bonuses have been paid.

             (c) "Cause" shall mean: (i) the Officer's material breach of any terms of this Agreement; (ii) the Officer's willful and continued failure to perform his or her job duties and responsibilities; (iii) the Officer's dishonesty towards, fraud upon, crime against, deliberate or attempted injury or bad faith action with respect to Westport or any of its Affiliates; or (iv) the Officer's conviction for any felony crime (whether in connection with Westport's or any of its Affiliates' affairs or otherwise); provided, however, that with respect to clauses (i) and (ii), no such breach or failure shall constitute Cause unless such breach or failure continues after 30 days following written notice by Westport the Officer of such breach or failure setting forth with specificity the nature of such breach or failure.

             (d) "Change in Control" shall have occurred if (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "1934 Act")), other than a trustee or other fiduciary holding securities under an Officer benefit plan of Westport or the current beneficial owners or their Affiliates (as defined herein) are or become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than one-half of the then outstanding voting stock of Westport; or (b) there occurs a merger or consolidation of Westport with any other corporation, other than a merger of consolidation which would result in the voting securities of Westport outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of Westport or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of Westport or an agreement for the sale or disposition by Westport of all or substantially all of Westport's assets.

             (e) "Disability" shall mean a physical or mental infirmity which impairs the Officer's ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.

             (f) "Good Reason" shall include any of the following:

                 (i) Westport's assignment to the Officer of duties inconsistent with, or a substantial alteration in the nature of, the Officer's responsibilities in effect immediately prior to the Change in Control;

                 (ii) (A) a reduction in either the Officer's salary or target bonus (if a target bonus has been established for the Officer) as each is in effect on the date of a Change in Control, or (B) the discontinuance or material adverse alteration of any material pension, welfare or fringe benefit enjoyed by Officer on the date of a Change in Control, unless such action relates to a discontinuance of benefits on a management-wide or company-wide basis;




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

                 (iii) Westport's relocation of the Officer to any place in excess of 50 miles from the Officer's place of employment immediately prior to the Change in Control without the Officer's written consent, except for reasonably required travel by the Officer on Westport's business;

                 (iv) any material breach by Westport of any provision of this
             Agreement, if such material breach has not been cured within 30 days following written notice by the Officer to Westport of such breach setting forth with specificity the nature of the breach; or

                 (v) any failure by Westport to obtain the assumption of this
             Agreement by any successor (by merger, consolidation or otherwise) or assign of Westport.

             (g) "Person" shall mean any individual, partnership, joint venture, firm, Westport, corporation, association, trust or other enterprise or any government or political subdivision or any agent, department or instrumentality thereof.

             (h) "Qualifying Termination" shall mean (i) a termination by the Officer of the Officer's employment with Westport for Good Reason within one year after the occurrence of a Change in Control or (ii) a termination of Officer's employment without Cause by Westport within one year after the occurrence of a Change in Control, or (iii) a termination of Officer's employment without Cause by Westport within six (6) months prior to the date of a Change in Control if the Officer reasonably demonstrates that such termination
(A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed provided that, in either case, a Change in Control shall actually have occurred. Neither a termination of Officer's employment due to Disability nor a termination of Officer's employment due to death shall constitute a Qualifying Termination.

             (i) "Voluntary Termination" shall mean termination by Officer of Officer's employment with Westport, but shall not include constructive termination by Westport by reason of material breach of this Agreement by Westport. Voluntary Termination shall include a termination of Officer by Westport after its receipt of a notice of an otherwise Voluntary Termination from Officer.

         2. Service.

             (a) Position. Officer agrees to be employed by and to serve Westport as President and Chief Operating Officer, and Westport agrees to employ and retain Officer in such capacity in accordance with the terms of this Agreement. Officer shall have powers as determined by Westport's Board of Directors and duties commensurate with his position as President and Chief Operating Officer of Westport.

             (b) Duties. The Officer shall assume and discharge the responsibilities of the President and Operating Executive Officer (as set forth in the Bylaws of Westport), as well as such other responsibilities as may be assigned to him by the Board of Directors of Westport.






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

Officer shall perform his responsibilities to the best of his abilities, shall comply with the general management policies of Westport as announced by the Board of Directors from time to time and shall devote all of his business time, skill and attention to the good faith best efforts performance of his responsibilities and the affairs of Westport. The Officer will engage in no other business or activity for compensation during the term of this Agreement except with the prior written consent of Westport. The Officer shall always be subject to the directions of the Board of Directors, to whom Officer shall report directly, in the performance of his responsibilities, and nothing herein shall affect the power of the Board of Directors to limit, alter, restrict, or remove the authority of the Officer. Officer's principal place of business with respect to his services to Westport shall be at its offices located in the Denver, Colorado metropolitan area or other location reasonably acceptable to Officer. Officer shall be required at various times to travel as part of his duties.

         3. Term of Employment.

             (a) Basic Term. The initial term of employment of Officer by Westport shall be from the date hereof through May 31, 2005 (the "Term") unless terminated earlier pursuant to this Agreement. If a Change in Control has not occurred within the Term of this Agreement, this Agreement shall automatically expire. Following the Term, this Agreement may be renewed only by written agreement of the parties for successive one-year periods.

             (b) Change of Control. If a Qualifying Termination occurs during the Term, this Agreement shall continue in full force and effect and shall not terminate until the Officer shall have received the severance compensation provided hereunder.

         4. Salary, Benefits and Bonus Compensation.

             (a) Base Salary. Commencing January 1, 2002, Westport agrees to pay to Officer a "Base Salary" of $263,868.96 per annum, payable on Westport's regularly established payroll payment dates. The Base Salary shall be subject to modification for each calendar year or portion thereof determined in the sole discretion of the Board of Directors. In the absence of and until any salary determination by the Board, Officer's Base Salary for a particular calendar year shall be identical to Officer's Base Salary in effect on December 31st of the immediately preceding calendar year.

             (b) Benefits.

                 (i) Officer Benefits. Officer shall be eligible to participate in such of Westport's benefit and compensation plans as may be generally available to employees of Westport, including participation in Westport's health insurance plan, bonus plan, and its 401(k) program. All such benefit plans may be amended or discontinued in the sole discretion of Westport.

                 (ii) Business Expenses. Westport shall reimburse Officer for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement, including travel and entertainment expenses. Officer shall present monthly to Westport an





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

itemized account of such expenses in such form as may be required by Westport.

                 (iii) Auto. Officer shall be provided with an appropriate Westport automobile to be used for business purposes in the course of performing his duties described in Section 1(b). The automobile may also be used by the Officer for personal travel, and, in such event, the Officer shall maintain records regarding automobile use as required by federal tax regulations. The Officer's records of automobile use shall be available to Westport upon request.

                 (iv) Vacation and Health Club. Officer shall be entitled to vacation time generally available to executive employees of Westport (but no less than four weeks per year), during which vacation time his compensation shall be paid in full. Officer shall be eligible to use Westport's health club membership and Petroleum Club membership.

                 (v) Stock Option. In addition to the stock options previously granted to Officer by Westport, Officer shall be granted stock options in such amounts and for such vesting periods as shall be determined by the Compensation Committee of the Board of Directors of Westport pursuant to Westport's Stock Incentive Plan (the "Plan"). Such grants shall be evidenced by stock option agreements to be entered into by and between Westport and Officer pursuant to the Plan.

                 (vi) Severance. If, prior to May 31, [2005], Officer is subject to a termination of his employment by Westport other than for Cause, Westport shall pay Officer a sum equal to three times Officer's then applicable annual Base Salary and three times the average of the last three years' bonuses.

             (c) Other Benefits. Nothing in this Article 4 shall be deemed to limit or restrict any right or benefit of Officer under Westport's Certificate of Incorporation, Bylaws or other documents or agreements of Westport applicable to Officer.

         5. Termination of Employment.

             (a) Termination for Cause. Termination for Cause of Officer's employment may be effected by Westport at any time without liability except as specifically set forth in this Section 5(a). The termination shall be effected by written notification to Officer and shall be effective as of the time set forth in such notice. At the effective time of a termination for Cause, Officer immediately shall be paid all accrued Base Salary and any reasonable and necessary business expenses incurred by Officer in connection with his duties hereunder, all to the effective date of termination. In addition, Officer shall be entitled to benefits under any benefit plans of Westport in which Officer is a participant to the full extent of Officer's rights under such plans.

             (b) Termination Other Than for Cause. Westport may effect a termination of the Officer's employment other than for Cause at any time for any or no reason upon giving written notice to Officer of such termination and without liability except as specifically set forth in this Section 5(b). Expiration of the Term of this Agreement shall not be deemed a termination other than for Cause within the meaning of this paragraph. The termination shall be effective as




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

of the time set forth in such notice. At the effective date of any termination other than for Cause, upon the Officer's execution of a "Release and Confidentiality Agreement" substantially in the form attached hereto as Exhibit A, Officer shall immediately be paid all accrued Base Salary, severance payments pursuant to Section 4(b)(vi) and any reasonable and necessary business expenses incurred by Officer in connection with his duties hereunder, all to the effective date of termination. In addition, Officer shall be entitled to benefits under any benefit plans of Westport in which Officer is a participant to the full extent of Officer's rights under such plans.

             (c) Disability. If, during the term of this Agreement, Officer, in the reasonable judgment of the Board of Directors of Westport, has failed to perform his duties under this Agreement on account of illness or physical or mental disability, which condition renders Officer incapable of performing the duties of this office, and such condition continues for a period of more than three (3) months, Westport shall have the right to terminate Officer's employment hereunder by written notification to Officer. In the event of such termination, Westport shall pay to Officer all accrued Base Salary and any reasonable and necessary business expenses incurred by Officer in connection with his duties hereunder, all to the effective date of termination, and severance payments pursuant to Section 4(b)(vi). In addition, Officer shall be entitled to benefits under any benefit plans of Westport in which Officer is a participant to the full extent of Officer's rights under such plans.

             (d) Death. In the event of Officer's death during the Term of this Agreement, Officer's employment shall be deemed to have terminated as of the last day of the month during which his death occurs, and Westport shall pay promptly to his estate all accrued Base Salary and any reasonable and necessary business expenses incurred by Officer in connection with his duties hereunder, all to the effective date of termination. Officer's estate shall also be entitled to benefits under any benefit plans of Westport in which Officer is a participant to the full extent of Officer's rights under such plans.

             (e) Voluntary Termination. In the event of a Voluntary Termination by Officer, Westport shall immediately pay all accrued Base Salary and any reasonable and necessary business expenses incurred by Officer in connection with his duties hereunder, all to the effective date of termination. In addition, Officer shall be entitled to benefits under any benefit plans of Westport in which Officer is a participant to the full extent of Officer's rights under such plans.

             (f) Qualifying Termination. If a Qualifying Termination occurs, the Officer shall immediately be paid all earned and accrued salary due and owing to the Officer, any bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), any benefits then due under any plans of Westport in which the Officer is a participant, any accrued and unpaid vacation pay and any appropriate business expenses incurred by the Officer in connection with his duties, all to the date of termination (collectively, "Accrued Compensation"). The Officer shall also be entitled to the severance compensation described in Section 6.

         6. Severance Compensation Upon a Qualifying Termination. The Officer shall be entitled to the following upon a Qualifying Termination under the conditions set forth below:




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

             (a) Condition to Payment of Severance Compensation. Upon the Officer's execution of a "Release and Confidentiality Agreement" substantially in the form attached hereto as Exhibit A, Westport shall pay to the Officer severance compensation in an aggregate amount equal to three times the sum of the Officer's Base Salary and the Bonus Amount (the "Severance Amount").

             (b) Computation and Payment of Severance Amount. The Severance Amount shall be computed by using the higher of the salary paid to the Officer:
(a) immediately preceding the Change in Control, or (b) immediately preceding the Officer's Qualifying Termination. The Severance Amount shall be paid without prejudice to the Officer's right to receive all Accrued Compensation. The Severance Amount shall be paid to the Officer in a lump sum within thirty (30) days of the execution of the Release and Confidentiality Agreement. The Severance Amount shall be paid irrespective of the Officer's employment status with any other organization or self-employment; provided, however, that if the Officer should violate the terms of the Release and Confidentiality Agreement, Westport shall be under no further obligation to continue the payments or benefits hereunder.

             (c) Certain Welfare Benefits. For a number of months equal to thirty-six (36) (the "Continuation Period"), Westport shall at its expense continue on behalf of the Officer and his or her dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization coverages and benefits provided to the Officer immediately prior to the Change in Control or, if greater, the coverages and benefits provided at any time thereafter. The coverages and benefits (including deductibles and costs) provided in this
Section 4(c) during the Continuation Period shall be no less favorable to the Officer and his or her dependents and beneficiaries, than the most favorable of such coverages and benefits referred to above. Westport's obligation hereunder with respect to the foregoing coverages and benefits shall be reduced to the extent that the Officer obtains any such coverages and benefits pursuant to a subsequent employer's benefit plans, in which case Westport may reduce any of the coverages or benefits it is required to provide the Officer hereunder so long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Officer than the coverages and benefits required to be provided hereunder. Neither this Section 6(c) nor any other provision of this Agreement shall be interpreted so as to reduce any amounts otherwise payable, or in any way diminish the Officer's rights as an Officer of Westport, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase plan, or any employment agreement or other plan or arrangement.

             (d) Equity Grants. Immediately prior to a Change in Control, (i) all options granted by Westport to the Officer shall be 100% vested and immediately exercisable, and the exercise term thereof shall end upon the earlier of: the first anniversary of the date of termination of employment and the end of the original exercise term, and (ii) all restrictions shall lapse with respect to all grants of restricted stock held by Officer.





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         7. Excise Tax Limitation.

             (a) Gross-Up Payment. In the event it shall be determined that any payment or distribution of any type to or for the benefit of the Officer, by Westport, any Affiliate, any person who acquires ownership or effective control of Westport or ownership of a substantial portion of Westport's assets (within the meaning of Section 280G of the Code and the regulations thereunder) or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Officer shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax, imposed upon the Gross-Up Payment, the Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. Notwithstanding the foregoing provisions of this Section 7(a), if it shall be determined that the Officer is entitled to a Gross-Up Payment, but that the Total Payments would not be subject to the Excise Tax if the Total Payments were reduced by an amount that is less than 10% of the portion of the Total Payments that would be treated as "parachute payments" under Section 280G of the Code, then the amounts payable to the Officer under this Agreement shall be reduced to the maximum amount that could be paid to the Officer without giving rise to the Excise Tax (the "Safe Harbor Cap"), and no Gross-Up Payment shall be made to the Officer. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment under Section 6(a), unless an alternative method of reduction is elected by the Officer. For purposes of reducing the Total Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other amounts) shall be reduced.

             (b) Determination by Accountant. All mathematical determinations, and all determinations as to whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code), that are required to be made under this Section, including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Total Payments to the Safe Harbor Cap, amounts relevant to the last sentence of this Section 7(b), and the assumptions to be utilized in arriving at such determinations, shall be made at Westport's expense by an independent nationally recognized accounting firm selected by Westport (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to Westport and the Officer by no later than ten (10) days following the Termination Date, if applicable, or such earlier time as is requested by Westport or the Officer (if the Officer reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Officer, it shall furnish the Officer and Westport with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Officer has substantial authority not to report any Excise Tax on his or her federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Officer within twenty (20) days after the Determination (and all accounting calculations and other material supporting the Determination) is delivered to Westport by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon Westport and the Officer, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the Determination




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

by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by Westport should have been made ("Underpayment"), or that Gross-Up Payments will have been made by Westport which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by Westport to or for the benefit of the Officer. In the case of an Overpayment, the Officer shall, at the direction and expense of Westport, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, Westport, and otherwise reasonably cooperate with Westport to correct such Overpayment, provided, however, that (i) the Officer shall not in any event be obligated to return to Westport an amount greater than the net after-tax portion of the Overpayment that he or she has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent to make the Officer whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Officer repaying to Westport an amount which is less than the Overpayment.

                  (c) Internal Revenue Service Claims. The Officer shall notify Westport in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Westport of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Officer is informed in writing of such claim and shall apprise Westport of the nature of such claim and the date on which such claim is requested to be paid. The Officer shall not pay such claim prior to the expiration of the 30-day period following the date on which he or she gives such notice to Westport (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Westport notifies the Officer in writing prior to the expiration of such period that it desires to contest such claim, the Officer shall:

                          (i) give Westport any information reasonably requested
             by Westport relating to such claim,

                          (ii) take such action in connection with contesting
             such claim as Westport shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Westport,

                          (iii) cooperate with Westport in good faith in order
             effectively to contest such claim, and

                          (iv) permit Westport to participate in any proceedings
             relating to such claim;

provided, however, that Westport shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Officer harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 7(c),




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Westport shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Officer to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Officer agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Westport shall determine; provided, however, that if Westport directs the Officer to pay such claim and sue for a refund, Westport shall advance the amount of such payment to the Officer, on an interest-free basis, and shall indemnify and hold the Officer harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitation relating to payment of taxes for the taxable year of the Officer with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Westport's control of the contest shall be limited solely to such contested amount. Furthermore, Westport's control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder and the Officer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         8. Nature of Rights. The Officer shall have the status of a mere unsecured creditor of Westport with respect to his right to receive any payment under this Agreement. This Agreement shall constitute a mere promise by the Westport to make payments in the future of the benefits provided for herein. It is the intention of the parties hereto that the arrangements reflected in this Agreement shall be treated as unfunded for tax purposes and, if it should be determined that Title I of ERISA is applicable to this Agreement, for purposes of Title I of ERISA. Nothing in this Agreement shall prevent or limit the Officer's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Westport and for which the Officer may qualify, nor shall anything herein limit or reduce such rights as the Officer may have under any other agreements with Westport. Amounts which are vested benefits or which the Officer is otherwise entitled to receive under any plan or program of Westport shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

         9. Full Settlement. Westport's obligation to provide the payments and benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Westport may have against the Officer or others. In no event shall the Officer be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Officer under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Officer obtains other employment except as set forth in Section 6(c) with respect to certain welfare benefits. Westport agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses (collectively, "Legal Fees") which the Officer may reasonably incur as a result of any contest (including as a result of any contest by the Officer about the amount of any payment pursuant to this Agreement) by Westport, the Officer or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the




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Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that
Westport shall not pay the Legal Fees: (A) to the extent they were incurred with respect to a claim brought by the Officer in bad faith and/or (B) to the extent they were incurred where a determination has been made (either by a court or as part of a settlement agreement) that the Officer is not entitled to substantially all the amounts claimed by Officer whether or not such claims were made in bad faith.

         10. Protection of Westport's Business.

             (a) No Competition. Officer shall not, for twelve (12) months following the Voluntary Termination of his employment, work as an employee or independent contractor or become an investor or owner in or lender to any business, corporation, partnership or other entity (a "Competing Business") where such employment with, investment in or service to the Competing Business would aid, entail or result in such Competing Business' competition with Westport in any project or transaction of Westport of which Officer was aware or should have been aware during the term of his employment with Westport.

             (b) No Hire of Other Officers or Contractors. Officer agrees that for a period of twelve (12) months from and after the date following the termination of his employment, whether for Cause or by Voluntary Termination or by expiration of the Term or by Qualifying Termination or otherwise, he shall not, directly or indirectly, as an employee of or consultant to any Person, or for himself or on behalf of, or in connection with, any Person, solicit or attempt to solicit, direct or take away any Person who was an employee, agent, or contractor of Westport at any time during the twelve-month period prior to the termination of Officer's employment or who is an employee, agent or contractor for Westport during the twelve-month period following the termination of Officer's employment; provided, however, that this provision shall not apply to the solicitation or attempted solicitation of any Person known in the industry in which Westport is engaged to have performed services in the industry generally and not as an employee of any single entity in the industry. Westport may waive the restriction contained in this Section 10(b) as to any employee at any time, but any such waiver shall not be considered a waiver of the future application of this provision nor shall it be considered a waiver as to any employee other than the one to whom it applies.

         11. Confidentiality.

             (a) Confidential Information and Materials. All of the Confidential Information and Materials, as defined herein, are and shall continue to be the exclusive confidential property and trade secrets of Westport. Such Confidential Information and Materials shall include only such information that is proprietary to Westport and shall not include any information that becomes part of the public domain through no fault of Officer. Confidential Information and Materials have been or will be disclosed to Officer solely by virtue of his employment with Westport and solely for the purpose of assisting him in performing his duties for Westport. "Confidential Information and Materials" refers to the non-public organization structure and ownership of Westport, its shareholders, its advisors and advisors to its shareholders, its affiliates and the affiliates of any of its shareholders and their advisors and all information belonging to or used by Westport or Westport's clients or associates relating to internal operations, procedures and policies, finances, income, profits, business strategies, pricing, billing information, compensation and other personnel information, client contacts, sales lists, employee lists, geotechnical information of every sort and character, technology, land status, exploration and acquisition plans and programs, costs, marketing plans, developmental plans, drilling plans, inventions, computer program manuals, computer programs, and computer system designs (to the extent such manuals, programs and designs are created by or for Westport and are not off-the-shelf manuals, programs and designs) and trade secrets of every kind and character, whether or not they constitute a trade secret under applicable law and whether developed by Officer during or after business hours.

         (b) Non-disclosure and Non-use. Officer may use Confidential Information and Material while an employee of Westport and in the course of that employment to the extent deemed necessary by the Board of Directors for the performance of Officer's responsibilities or as otherwise required by law. Such permission expires upon termination of his employment with the Company or on notice from Westport. Officer shall not, either during or after his employment with Westport, disclose any Confidential Information or Materials to any person, firm, corporation, association or other entity for any reason or purpose unless expressly permitted by Westport in writing or unless required by law to be disclosed. Officer shall not use, in any manner other than to further Westport's business, any Confidential Information or Materials. Upon termination of his employment, Officer shall immediately return all Confidential Information or Materials or other property of Westport, its associates or its potential associates in his possession or control.

         12. Remedies.

             (a) Equitable Remedies. The service rendered by Officer to Westport and the information disclosed to Officer during his employment are of a unique and special character, and any breach of Sections 10 or 11 hereof will cause Westport irreparable injury and damage which will be extremely difficult to quantify. The parties agree that because of unquantified risks and intangibles which are impossible to measure, Westport will be entitled to, in addition to all other remedies available to it, injunctive relief to prevent a breach and to secure the enforcement of all provisions of Sections 10 and 11. Injunctive relief may be granted immediately upon the commencement of any such action without notice to Officer, which notice Officer hereby specifically waives.

             (b) Arbitration. In the event any controversy arises with respect to this Agreement, it shall be arbitrated in accordance with the rules and procedures of the American Arbitration Association with the following limitations:

                 (i) The laws of the State of Colorado shall be applied to the interpretation and resolution of the controversy. The location of the arbitration shall be in the Denver Metropolitan Area of Colorado.

                 (ii) The parties shall be entitled to conduct expedited discovery proceedings in accordance with the Colorado Rules of Civil Procedure and such rights of discovery may be enforced by the appropriate court by filing a petition for compliance, in regard to which the parties hereto agree to abide timely and fully. The discovery period shall in no event exceed a period of sixty (60) days from the date the arbitration response is filed by the responding party.

                  (iii) Arbitration procedures shall be conducted substantially in accordance with the Rules of Civil Procedure in the State of Colorado and the Rules of Evidence of said State.

                  (iv) The award of arbitration may be reduced to judgment in accordance with the rules of Civil Procedure of the State of Colorado and/or the rules or laws of any other jurisdiction and the Colorado Uniform Arbitration Act.

                  (v) In the event one party willfully, after ten (10) days notice of his failure or refusal, fails or refuses to comply timely with the arbitration procedure, that party shall be deemed to have conclusively waived its right to participate in the arbitration and the nondefaulting party may either proceed to arbitration, the decision of which shall be binding upon the defaulting party, or may proceed in an action in court.

                  (vi) The prevailing party in any arbitration may be entitled to an award of attorneys' fees and all costs to be paid by the losing party in the arbitration as determined by the arbitrators.

                  (vii) In the event a court of competent jurisdiction or panel of arbitrators finds any of the provisions of this section 12(b) to be so overbroad as to be unenforceable, it is the parties' intent that with respect to such jurisdiction such provision be reduced in scope by the Court, but only to the extent deemed necessary by the Court or arbitrators to render the provision reasonable and enforceable, keeping in mind that it is the parties' intent to give the Company the broadest possible legal protection.

                  (viii) In no event shall any monetary dispute between the parties be arbitrated or litigated until there is an aggregated dollar amount of not less than $10,000.00 in dispute.

         13. Miscellaneous.

             (a) Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible.

             (b) Withholding. All compensation and benefits to the Officer hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law. Westport may withhold amounts due it from Officer from amounts due under this Agreement to Officer.

             (c) Entire Agreement; Modification; Waiver. This Agreement represents the entire agreement between the parties and supersedes any prior agreements between the parties, written or oral, with respect to the subject matter covered hereby, including without limitation the Employment Agreement between the Officer and Westport dated as of May 8, 2000. This Agreement may be amended, modified, superseded or canceled, and any of the terms hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall not affect such party's right at a latter time to enforce the same. No waiver by any party of the breach of any provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or of any other term of this Agreement.

             (d) Applicable Law. This Agreement shall be construed under and governed by the laws of the State of Colorado.

             (e) Successors and Assigns. This Agreement shall be binding upon, and shall issue to the benefit of, Westport's successors and assigns and the Officer's heirs and assigns.

             (f) Nontransferability by Officer. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Officer, his or her beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

             (g) Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, or first-class mail, certified or registered with return receipt requested, or by commercial overnight courier or by facsimile and shall be deemed to have been duly given upon hand delivery, three (3) days after mailing, the first business day following delivery to a commercial overnight courier or upon receipt of a facsimile, addressed as follows

         If to the Company:

                           Westport Resources Corporation.
                           410 Seventeenth Street, #2300
                           Denver, Colorado 80202
                           Attn:  General Counsel
                           Facsimile:  (303) 573-5609

         with a copy to:

                           Dr. Richard J. Haas Partners
                           Attention:  Mr. Michael Russell
                           Dukes Court
                           32 Duke Street St. James
                           London UK  SW1Y 6DF
                           Facsimile:  011-44-207-321-5242

                           Equitable Resources Energy Co.
                           One Oxford Centre, Suite 3300
                           Pittsburgh, PA  15219
                           Attention:  Mr. Murry Gerber
                           Facsimile:  (412) 553-5731

                           Belfer Management, LLC
                           767 Fifth Avenue, 46th Floor
                           New York, NY 10153
                           Attention:  Mr. Robert Belfer
                           Facsimile: (212) 644-2396

         If to Officer:

                           Barth E. Whitham
                           16760 Wild Plum Circle
                           Morrison, Colorado 80465
                           Facsimile: 303-573-5609

Any party may change such party's address for notices by notice given pursuant to this Section 13(g).

                  (h) Survival of Westport's Obligation. Westport's obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business or similar event relating to Westport. This Agreement shall not be terminated by any merger or consolidation or other reorganization of Westport. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and insure to the benefit of the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as provided in this Section, this Agreement shall not be assignable either by Westport or by Officer.

                  (i) Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of April 1, 2002.

                                     WESTPORT RESOURCES CORPORATION



                                     By:  /s/ Barth E. Whitham
                                        ----------------------------------------
                                     Name:  Barth E. Whitham
                                     Title: President

                                     OFFICER:


                                     /s/ Barth E. Whitham
                                     -------------------------------------------
                                     Name:  Barth E. Whitham